Tredegar Corporation	Contact:
Corporate Communications	Mitzi S. Reynolds
1100 Boulders Parkway	Phone: 804/330-1134
Richmond, Virginia 23225	Fax: 804/330-1177
E-mail: invest@tredegar.com	E-mail: mitzireynolds@tredegar.com

Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS FOURTH-QUARTER, YEAR-END RESULTS

RICHMOND, Va., February 8, 2006 – Tredegar Corporation (NYSE:TG) reported fourth-quarter income from continuing operations of $890,000 (2 cents per share) compared to $3.4 million (9 cents per share) in 2004. Earnings from manufacturing operations were $6.1 million (15 cents per share) versus $6.5 million (17 cents per share) last year. Fourth-quarter sales were up to $239.8 million from $226.7 million in 2004. A summary of fourth-quarter and year-end results from continuing operations is shown below:

(In millions, except per-share data)	Fourth Quarter Ended December 31		Year Ended December 31

	2005	2004	2005	2004

Sales	$239.8	$226.7	$957.0	$861.2

Income from continuing operations as reported under generally accepted accounting principles (GAAP)	$.9	$3.4	$16.2	$26.3
After-tax effects of:
Loss associated with plant shutdowns, asset impairments and restructurings	2.4	2.2	11.9	15.2
Loss from AFBS (formerly Therics) ongoing operations	.1	1.6	2.4	6.3
Gains from sale of assets, investment writedown and other items	2.7	(.7)	.9	(13.7)

Income from manufacturing operations*	$6.1	$6.5	$31.4	$34.1

Diluted earnings per share from continuing operations as reported under GAAP	$.02	$.09	$.42	$.68
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset impairments and restructurings	.06	.06	.31	.39
Loss from AFBS (formerly Therics) ongoing operations	—	.04	.06	.16
Gains from sale of assets, investment writedown and other items	.07	(.02)	.02	(.35)

Diluted earnings per share from manufacturing operations*	$.15	$.17	$.81	$.88

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, AFBS’ (formerly Therics, Inc.) ongoing operations, and gains from sale of assets, investment writedown and other items have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations. They also exclude AFBS. On June 30, 2005, substantially all of the assets of AFBS were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

Norman A. Scher, Tredegar’s president and chief executive officer, said: “In films, results were down significantly from third-quarter and year-ago levels due to substantially higher resin costs and the timing lag between these rising costs and corresponding price increases. Profits in aluminum improved over the fourth quarter of 2004 as price increases and higher shipments helped to offset rising energy costs.”

In January, Tredegar announced Scher’s retirement as president and chief executive officer and the appointment of John D. Gottwald, Tredegar’s board chairman, as his successor effective March 1, 2006.

Gottwald said: “Cost reductions and strategic focus will be priorities in 2006.”

MANUFACTURING OPERATIONS

Film Products

Fourth-quarter net sales in Film Products were $116.0 million, about the same as the third quarter of 2005 and up 4% from $111.3 million in the fourth quarter of 2004. The increase in sales over last year was due primarily to the pass-through of higher raw material costs and growth in higher value-added products. Volume was 63.3 million pounds, down from 66.1 million pounds in the third quarter of 2005 and 68.3 million pounds in the fourth quarter of 2004. Volume declines were mainly due to competitive pressures on certain lower margin materials used in baby diapers and adult incontinence products. Packaging film volumes were also hurt by competitive pressures.

Operating profit from ongoing operations in the fourth quarter of 2005 was $8.2 million, down from $13.8 million in the third quarter of 2005 and $11.4 million in the fourth quarter of 2004. The profit decline was driven by the lag in passing through higher resin costs. The company estimates that the adverse impact on operating profit of this lag (net of the favorable effect of a decline in inventories accounted for under the last-in first-out method) in the fourth quarter compared with the third quarter of 2005 was approximately $5.5 million. Fourth quarter 2004 operating profit was also adversely affected by the lag of passing through higher resin prices of around $2 million compared with the third quarter of 2004, but was helped by a $1 million customer reimbursement for prior period start-up costs.

Resin prices continued to escalate to record high levels in the fourth quarter due to supply shortages related to the gulf coast hurricanes. Average quarterly prices of low-density polyethylene resin in the U.S. increased 21 cents per pound or 32% in the quarter. Resin prices in Europe and South America exhibited similar trends. To mitigate the impact of resin price fluctuations, Film Products has index-based pass-through agreements for the majority of its business. However, under certain agreements, changes in resin costs are not passed through for an average period of 90 days. For non-indexed customers, Film Products has implemented price increases to mitigate the negative impact of higher resin costs.

Full year net sales were $460.3 million, up 11%, versus $413.3 million in 2004. Operating profit from ongoing operations was up 4% to $44.9 million from $43.3 million in 2004 despite significantly higher resin costs. Volume for the year decreased to 261.1 million pounds from 278.7 million pounds. Last year’s volume included 9.4 million pounds associated with the divested films business in Argentina.

Capital expenditures in 2005 were $50 million and primarily supported capacity expansions for higher value-added materials and a new global information system. Aggregate capital spending for the last three years totaled approximately $150 million. About one-third of this capital spending relates to customer-specific opportunities that are covered by capital indemnification, contractual volume commitments or similar arrangements. Capital expenditures are expected to be about $50 million in 2006, about half of which is for additional capacity to meet expected demand for surface protection films. These films are primarily used to protect flat panel display components during fabrication, shipping and handling. Sales of surface protection films totaled approximately $30 million in 2005, up from $16 million in 2004. Planned capital expenditures also include expansion of capacity to support elastic material growth opportunities. Sales of elastic materials are expected to continue growing as manufacturers of diapers and adult incontinence products add more stretch to their products to improve comfort and fit.

Aluminum Extrusions

Fourth-quarter net sales in Aluminum Extrusions were $117.7 million, up 8% from $108.9 million in 2004 primarily due to higher selling prices driven by higher raw material and energy costs. Fourth-quarter volume was up 2% to 60.7 million pounds versus 59.6 million pounds in 2004, as stronger shipments in commercial construction and hurricane protection products were offset by lower shipments in other end markets. Operating profit from ongoing operations increased to $4.7 million, up 42% from $3.3 million in 2004. This increase was mainly due to higher selling prices and volume, and the favorable impact of $700,000 from the reversal of a capital tax accrual. Profits continue to be suppressed by higher energy costs, which were up $3.4 million in the fourth quarter of 2005 over 2004, and appreciation of the Canadian Dollar (adverse impact of $700,000 in the fourth quarter of 2005 compared with 2004).

The average costs for natural gas, electricity and diesel fuel were significantly higher in 2005 compared with 2004. Natural gas prices were up more than 80% in the fourth quarter over last year’s fourth-quarter levels. For every $1 mmBtu change in the price of natural gas, the company expects a corresponding operating profit impact of approximately $150,000 per month. Aluminum Extrusions has implemented an energy surcharge to lessen the negative impact of rising energy costs.

Full-year net sales were $471.7 million, up 11% from $425.1 million in 2004. Operating profit from ongoing operations declined 15% to $19.3 million from $22.6 million in 2004 due mainly to higher energy costs (approximately $7 million) and strength of the Canadian Dollar (about $3.5 million). Annual volume increased to 246.4 million pounds from 243.4 million pounds in 2004.

Capital expenditures were $12 million in 2005 and are expected to be approximately $10 million in 2006.

Profit growth in 2006 is expected to be driven by focusing on improving volume for the company’s operations in Canada, higher volume anticipated from hurricane-related rebuilding, recent price increases, the energy surcharge and cost reductions from productivity enhancements.

OTHER ITEMS

During the fourth quarter of 2005, the company recognized a pretax loss of $5 million ($3.8 million after taxes or 10 cents per share) from the write-down of its investment in Novalux, Inc., a developer of laser technology. The remaining carrying value of this investment at December 31, 2005 was $1.1 million.

Fourth-quarter results include a net after-tax charge of $2.4 million (6 cents per share) for plant shutdowns, asset impairments and restructurings associated primarily with the planned shutdown of the plastic films plant in LaGrange, Ga., announced earlier this month. The plant is scheduled to close by May 1, 2006, and the company expects to incur additional charges of approximately $1.7 million ($1.0 million after taxes or 3 cents per share).

The effective tax rate for manufacturing operations was 30.1% in the fourth quarter of 2005 compared with an expected rate of 36%. The lower rate was primarily due to an adjustment of deferred provincial tax rates related to the company’s aluminum operations in Canada (favorable impact of 1 cent per share). The company’s estimate of the effective tax rate for manufacturing operations in 2006 is 36%.

Tredegar expects net pension income in 2006 to decline by approximately $5 million (8 cents per share after taxes). Most of this decline in pension income relates to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table.

Details and the financial impact of losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets and discontinued operations are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

Net debt (debt net of cash) was $89.6 million or about one times the last twelve months adjusted EBITDA from manufacturing operations. The company refinanced its debt in December with a $300 million five-year unsecured revolving credit facility.

See notes to financial tables for reconciliations to comparable GAAP measures.

QUARTERLY CONFERENCE CALL

Tredegar management has discontinued conference calls.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

The words “believe,” “hope,” “expect,” “are likely,” and similar expressions may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to the following:

Film Products is highly dependent on sales to one customer, which comprised approximately 25% of Tredegar’s net sales in 2005. The loss or significant reduction of sales associated with this customer would have a material adverse effect on our business, as would delays in this customer rolling out products utilizing new technologies developed by Film Products.

Growth of Film Products depends on its ability to develop and deliver new products at competitive prices, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While Film Products has substantial technical resources, there can be no assurance that its new products can be brought to market successfully, or if brought to market successfully, at the same level of profitability and market share of replaced films. A shift in customer preferences away from Film Products’ technologies, its inability to develop and deliver new profitable products, or delayed acceptance of its new products in domestic or foreign markets, could have a material adverse effect on Tredegar. In the long term, growth will depend on Film Products’ ability to provide innovative materials at or below current material costs, including lowering equipment and other capital costs.

Sales volume and profitability of Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. Aluminum Extrusions’ market segments are also subject to seasonal slowdowns during the winter months. The markets for Aluminum Extrusions’ products are marked by differences between the Canadian and U.S. markets. They are also highly competitive with product quality, service, delivery performance and price being the principal competitive factors. Although Aluminum Extrusions targets complex, customized, service-intensive business compared to higher volume, standard extrusion applications, Aluminum Extrusions is under increasing domestic and foreign competitive pressures. Foreign imports, primarily from China, represent a growing portion of the North American aluminum extrusion market. Foreign competition to date has been primarily large volume, standard extrusion profiles that impact some of our less strategic end-use markets. Market share erosion in other end-use markets remains possible.

Tredegar’s substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations. Risks inherent in international operations include the following, by way of example: changes in general economic conditions, potential difficulty enforcing agreements and intellectual property rights, restrictions on foreign trade or investment, fluctuations in exchange rates, imposition of additional taxes on our foreign income, nationalization of private enterprises and unexpected adverse changes in foreign laws and regulatory requirements.

Tredegar’s future performance will also be influenced by the costs incurred by Tredegar’s operating companies, including the cost of energy and raw materials. These costs include, without limitation, the cost of resin (the raw material on which Film Products primarily depends), natural gas (the principal fuel necessary for Aluminum Extrusions’ plants to operate), electricity and diesel fuel. Resin and natural gas prices have risen significantly and may continue to do so in the future. There is no assurance that cost control efforts will be sufficient to offset any additional future declines in revenues or increases in energy, raw materials or other costs. Tredegar attempts to mitigate the effects of increased costs through price increases, but there are no assurances that higher selling prices can be effectively passed through to Tredegar’s customers.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Fourth Quarter Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Sales	$239,772	$226,678	$956,969	$861,165
Other income (expense), net (a) (c)	(3,648)	914	(544)	15,604

	236,124	227,592	956,425	876,769

Cost of goods sold (a)	206,275	190,806	810,621	717,120
Freight	6,065	6,344	24,691	22,398
Selling, R&D and general expenses (a)	17,288	20,020	73,705	75,295
Amortization of intangibles	37	106	299	330
Interest expense	1,321	943	4,573	3,171
Asset impairments and costs associated with exit and disposal activities (a) (b)	3,817	3,310	16,334	22,973

	234,803	221,529	930,223	841,287

Income from continuing operations before income taxes	1,321	6,063	26,202	35,482
Income taxes (c)	431	2,703	9,973	9,222

Income from continuing operations	890	3,360	16,229	26,260
Discontinued operations (d):
Gain from venture capital investment activities (including an after-tax gain on a tax-related item of $2.3 million in 2004)	—	2,921	—	2,921

Net income (a) (b) (c) (d) (e)	$890	$6,281	$16,229	$29,181

Earnings per share:
Basic:
Continuing operations	$.02	$.09	$.42	$.69
Discontinued operations	—	.08	—	.08

Net income	$.02	$.17	$.42	$.77

Diluted:
Continuing operations	$.02	$.09	$.42	$.68
Discontinued operations	—	.07	—	.08

Net income	$.02	$.16	$.42	$.76

Shares used to compute earnings per share:
Basic	38,527	38,398	38,471	38,295
Diluted	38,594	38,655	38,597	38,507

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Fourth Quarter Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Net Sales
Film Products	$115,972	$111,317	$460,277	$413,257
Aluminum Extrusions	117,735	108,903	471,749	425,130
AFBS (formerly Therics) (b)	—	114	252	380

Total net sales	233,707	220,334	932,278	838,767
Add back freight	6,065	6,344	24,691	22,398

Sales as shown in the Consolidated
Statements of Income	$239,772	$226,678	$956,969	$861,165

Operating Profit
Film Products:
Ongoing operations	$8,150	$11,406	$44,946	$43,259
Plant shutdowns, asset impairments and restructurings, net of gains on sale of assets (a)	(3,143)	(1,720)	(3,955)	(10,438)

Aluminum Extrusions:
Ongoing operations	4,722	3,297	19,302	22,637
Plant shutdowns, asset impairments and restructurings, net of gains on sale of assets (a)	1,368	(632)	122	(10,553)
Other (c)	—	—	—	7,316

AFBS (formerly Therics) (b):
Ongoing operations	—	(2,525)	(3,467)	(9,763)
Loss on investment in Therics, LLC	(54)	—	(145)	—
Plant shutdowns, asset impairments and restructurings (a)	(269)	(1,017)	(10,318)	(2,041)

Total	10,774	8,809	46,485	40,417
Interest income	200	118	586	350
Interest expense	1,321	943	4,573	3,171
Gain on the sale of corporate assets (c)	—	1,013	61	7,560
Loss from write-down of investment in Novalux (c)	5,000	—	5,000	—
Corporate expenses, net (a)	3,332	2,934	11,357	9,674

Income from continuing operations before income taxes	1,321	6,063	26,202	35,482
Income taxes (c)	431	2,703	9,973	9,222

Income from continuing operations	890	3,360	16,229	26,260
Income from discontinued operations (d)	—	2,921	—	2,921

Net income (a) (b) (c) (d) (e)	$890	$6,281	$16,229	$29,181

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2005	December 31, 2004
Assets

Cash & cash equivalents	$23,434	$22,994
Accounts & notes receivable, net	119,330	117,314
Income taxes recoverable	7,163	—
Inventories	62,438	65,360
Deferred income taxes	7,778	10,181
Prepaid expenses & other	4,224	4,689

Total current assets	224,367	220,538

Property, plant & equipment, net	322,876	316,692
Other assets	96,527	89,261
Goodwill & other intangibles	137,988	142,983

Total assets	$781,758	$769,474

Liabilities and Shareholders’ Equity

Accounts payable	$61,731	$63,852
Accrued expenses	36,031	38,141
Income taxes payable	—	1,446
Current portion of long-term debt (f)	—	13,125

Total current liabilities	97,762	116,564

Long-term debt (f)	113,050	90,327
Deferred income taxes	74,287	71,141
Other noncurrent liabilities	11,297	11,000
Shareholders’ equity	485,362	480,442

Total liabilities and shareholders’ equity	$781,758	$769,474

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31
	2005	2004
Cash flows from operating activities:
Net income	$16,229	$29,181
Adjustments for noncash items:
Depreciation	38,490	34,092
Amortization of intangibles	299	330
Deferred income taxes	9,217	1,947
Accrued pension income and postretirement benefits	(1,979)	(3,999)
Loss from write-down of investment in Novalux	5,000	—
Gain on sale of assets	(4,174)	(7,560)
Loss on asset impairments and divestitures	9,378	13,811
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(3,361)	(31,711)
Inventories	2,803	(13,962)
Income taxes recoverable	(12,966)	61,538
Prepaid expenses and other	530	(258)
Accounts payable	(648)	15,502
Accrued expenses and income taxes payable	(2,942)	(3,233)
Other, net	(2,173)	(1,858)

Net cash provided by operating activities	53,703	93,820

Cash flows from investing activities:
Capital expenditures	(62,543)	(55,651)
Acquisitions	—	(1,420)
Novalux investment	(1,095)	(5,000)
Proceeds from the sale of assets and property disposals	8,018	10,209
Other, net	636	(310)

Net cash used in investing activities	(54,984)	(52,172)

Cash flows from financing activities:
Dividends paid	(6,190)	(6,154)
Debt principal payments and refinancing costs	(147,846)	(72,750)
Borrowings	156,500	36,573
Proceeds from exercise of stock options	1,130	1,871

Net cash provided by (used in) financing activities	3,594	(40,460)

Effect of exchange rate changes on cash	(1,873)	1,863

Increase in cash and cash equivalents	440	3,051
Cash and cash equivalents at beginning of period	22,994	19,943

Cash and cash equivalents at end of period	$23,434	$22,994

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended December 31, 2005
	Film Products	Aluminum Extrusions	AFBS (formerly Therics) (b)	Total
Operating profit (loss) from ongoing operations	$44.9	$19.3	$(3.4)	$60.8
Allocation of corporate overhead	(7.8)	(3.4)	—	(11.2)
Add back depreciation and amortization	26.7	11.5	.4	38.6

Adjusted EBITDA (g)	$63.8	$27.4	$(3.0)	$88.2

Selected balance sheet and other data as of December 31, 2005:
Net debt (h)	$89.6
Shares outstanding	38.7

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2005 include:

•	A pretax charge of $2.1 million related to the planned shutdown of the films manufacturing facility in LaGrange, Georgia, including asset impairment charges of $1.6 million and severance and other costs of $486,000;

•	A pretax gain of $1.9 million related to the shutdown of the aluminum extrusions facility in Aurora, Ontario, including a $1.7 million gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), and a net gain of $195,000 primarily due to the reversal to income of certain shutdown-related items of $235,000;

•	Pretax charges of $583,000 for asset impairments in Film Products;

•	A net pretax charge of $495,000 in Aluminum Extrusions, including an asset impairment of $597,000, partially offset by the reversal to income of certain shutdown-related accruals of $102,000;

•	Pretax charges of $397,000 for severance and other employee-related costs in connection with restructurings in Film Products ($127,000) and at corporate headquarters ($270,000; included in “Corporate expenses, net” in the net sales and operating profit by segment table);

•	A net pretax charge of $269,000 in AFBS (formerly Therics), including an additional charge of $353,000 related to the estimated loss on the sub-lease of a portion of the facility in Princeton, New Jersey, partially offset by the reversal to income of $84,000 related to certain sale transaction accruals;

•	A pretax charge of $182,000 in Film Products related to the write-off of an investment;

•	A net pretax charge of $118,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products (of this amount, $164,000 in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income); and

•	Pretax charges of $31,000 for accelerated depreciation related to restructurings in Film Products.

Plant shutdowns, asset impairments and restructurings in 2005 include:

•	Pretax charges of $10.3 million related to the sale or assignment of substantially all of AFBS’ (formerly Therics) assets, including asset impairment charges of $5.6 million, lease-related losses of $3.3 million and severance and other transaction-related costs of $1.4 million (see Note (b) for additional information);

•	Pretax charges of $2.2 million related to severance and other employee-related costs in connection with restructurings in Film Products ($1.1 million), Aluminum Extrusions ($648,000) and at corporate headquarters ($455,000; included in “Corporate expenses, net” in the net sales and operating profit by segment table);

•	A pretax charge of $2.1 million related to the planned shutdown of the films manufacturing facility in LaGrange, Georgia, including asset impairment charges of $1.6 million and severance and other costs of $486,000;

•	A pretax gain of $1.6 million related to the shutdown of the films manufacturing facility in New Bern, North Carolina, including a $1.8 million gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), partially offset by shutdown-related expenses of $225,000;

•	A net pretax gain of $1.3 million related to the shutdown of the aluminum extrusions facility in Aurora, Ontario, including a $1.7 million gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), $1.1 million of shutdown-related costs, partially offset by the reversal to income of certain accruals associated with severance and employee costs ($474,000) and other shutdown-related costs ($235,000);

•	A pretax charge of $1 million for process reengineering costs associated with the implementation of a global information system in Film Products (included in “Costs of goods sold” in the condensed consolidated statements of income);

•	A net pretax charge of $843,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products (of this amount, $1.4 million in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•	A pretax gain of $653,000 related to the shutdown of the films manufacturing facility in Carbondale, Pennsylvania, including a $630,000 gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), and the reversal to income of certain shutdown-related accruals of $23,000;

•	Pretax charges of $583,000 for asset impairments in Film Products;

•	A pretax gain of $508,000 for interest receivable on tax refund claims (included in “Corporate expenses, net” in the net sales and operating profit by segment table and “Other income (expense), net” in the condensed consolidated statements of income);

•	A net pretax charge of $495,000 in Aluminum Extrusions, including an asset impairment of $597,000, partially offset by the reversal to income of certain shutdown-related accruals of $102,000;

•	Pretax charges of $353,000 for accelerated depreciation related to restructurings in Film Products; and

•	A pretax charge of $182,000 in Film Products related to the write-off of an investment.

Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2004 include:

•	Pretax charges of $1.4 million related to severance and other employee-related costs associated with restructurings in AFBS (formerly Therics) ($590,000), Film Products ($532,000) and Aluminum Extrusions ($280,000);

•	Pretax charges of $569,000 (of this amount, $59,000 for employee relocation is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income) related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products;

•	Pretax net charges of $535,000 related to severance and other costs associated with plant shutdowns in Film Products;

•	A pretax charge of $427,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;

•	A pretax charge of $352,000 related to the planned shutdown of the aluminum extrusions facility in Aurora, Ontario; and

•	Pretax charges of $84,000 related to accelerated depreciation from plant shutdowns and restructurings in Film Products.

Plant shutdowns, asset impairments and restructurings in 2004 include:

•	A pretax charge of $10.1 million related to the planned shutdown of the aluminum extrusions facility in Aurora, Ontario, including asset impairment charges of $7.1 million and severance and other costs of $3 million;

•	A pretax charge of $3 million related to the sale of the films business in Argentina;

•	Pretax charges of $2.6 million related to accelerated depreciation from plant shutdowns and restructurings in Film Products;

•	Pretax charges of $2.5 million related to severance and other costs associated with plant shutdowns in Film Products;

•	Pretax charges of $1.5 million related to severance and other employee-related costs associated with restructurings in AFBS (formerly Therics) ($735,000), Film Products ($532,000) and Aluminum Extrusions ($280,000);

•	A pretax charge of $1.3 million related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;

•	A pretax charge of $1.3 million (of this amount, $59,000 for employee relocation is included in “Selling, R&D and general expenses in the condensed consolidated statements of income) related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products; and

•	Pretax charges of $575,000 in Film Products and $146,000 in Aluminum Extrusions related to asset impairments.

(b)	On June 30, 2005, substantially all of the assets of AFBS, Inc. (formerly Therics, Inc.), a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar. AFBS retained substantially all of its liabilities in the transaction, which included customary indemnification provisions for pre-transaction liabilities. AFBS received a 17.5% equity interest in the new company valued at $170,000 and a 3.5% interest in Theken Spine, LLC valued at $800,000, along with potential future payments on the sale of certain products by Therics, LLC.

(c)	Gain on the sale of corporate assets in 2005 includes a gain of $61,000 related to the sale of corporate real estate. Gain on the sale of corporate assets in 2004 includes gains of $6.1 million related to the sale of public equity securities and gains of $1 million in the fourth quarter and $413,000 in the second quarter on the sale of corporate real estate.

As of December 31, 2005, the investment in Novalux, Inc. of $6.1 million was written down to estimated fair value of $1.1 million. Novalux is developing a laser technology for potential use in a variety of applications. The loss from the write-down is included in “Other income (expense), net” in the condensed consolidated statements of income.

Income taxes in 2004 include a third-quarter tax benefit of $4 million related to the reversal of income tax contingency accruals upon favorable conclusion of IRS and state examinations through 2000.

The other pretax gain in 2004 of $7.3 million included in the Aluminum Extrusions section of the operating profit by segment table is comprised of the present value of an insurance settlement of $8.4 million (future value of $8.5 million) associated with environmental costs related to prior years, partially offset by accruals for expected future environmental costs of $1 million. The company received $5.2 million of the $8.5 million insurance settlement in September 2004 and recognized receivables at present value for future amounts due ($1.5 million received in February 2005 and $1.8 million received in February 2006). The gain from the insurance settlement is included in “Other income (expense), net” in the condensed consolidated statements of income, while the accruals for expected future environmental costs are included in “Cost of goods sold.”

(d)	Discontinued operations for 2004 include a gain of $3.7 million ($2.9 million after taxes) primarily related to the reversal of business and occupancy tax contingency accruals associated with Tredegar Investments’ venture capital activities ($2.3 million after taxes) upon favorable resolution. In 2003, Tredegar sold substantially all of its venture capital investment portfolio. The operating results associated with venture capital investment activities have been reported as discontinued operations.

(e)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a loss of $1.5 million for the fourth quarter of 2005 and income of $13.7 million for the fourth quarter of 2004. Comprehensive income (loss) was income of $9.4 million in 2005 and income of $36.1 million in 2004. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(f)	On December 15, 2005, Tredegar entered into a new $300 million, five-year, revolving, unsecured credit facility. The new credit facility replaced the agreement that was due to expire in September 2006.

(g)	Adjusted EBITDA represents income from operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment writedowns and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, measures of which may vary among peer companies.

(h)	Net debt is calculated as follows (in millions):

Debt	$113.0
Less: Cash and cash equivalents, net of overdrafts	(23.4)

Net debt	$89.6